Exhibit (d)(3)

CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT (“Agreement”) is being entered into as of November 19, 2010, between BigBand Networks, Inc., on its own behalf and on behalf of its wholly-owned affiliates (“BigBand”) and ARRIS Group, Inc., on its own behalf and on behalf of its wholly-owned affiliates (“Company”).

In order to facilitate discussions of possible business transactions (the “Purpose”) between BigBand and Company (each a “Party” and collectively, the “Parties”), each Party has requested access to certain non-public information regarding the other Party. Each Party, in its capacity as a provider of information, is referred to as the “Provider”; and each Party, in its capacity as a recipient of information, is referred to as the “Recipient.” This Agreement sets forth the Parties’ obligations regarding the use and disclosure of such information and regarding various related matters. The Parties, intending to be legally bound, agree as follows:

1. Limitations on Use and Disclosure of Confidential Information. Subject to section 2 below, neither the Recipient nor any of its Representatives (as defined in section 10 below) will, at any time, directly or indirectly: (a) make use of any of the Provider’s Confidential Information (as defined in section 9 below), except for the Purpose; or (b) disclose any of the Provider’s Confidential Information to any other Person as defined in section 10 below. The Recipient will be liable and responsible for any breach of this Agreement by any of its Representatives and for any other action or conduct on the part of any of its Representatives that is inconsistent with any provision of this Agreement.

2. No Representations by Provider. Neither the Provider nor any of the Provider’s Representatives will be under any obligation to make any particular Confidential Information of the Provider available to the Recipient or its Representatives or to supplement or update any Confidential Information of the Provider previously furnished. Neither the Provider nor any of its Representatives has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any of the Provider’s Confidential Information, and neither the Provider nor any of its Representatives will have any liability to the Recipient or to any of its Representatives relating to or resulting from the use of any of the Provider’s Confidential Information or any inaccuracies or errors therein or omissions therefrom.

3. Permitted Disclosures.

(a) Notwithstanding the limitations set forth in section 1 above:

(i) the Recipient may disclose the Confidential Information of the Provider if and to the extent that the Provider consents in writing to the Recipient’s disclosure thereof;

(ii) the Recipient may disclose Confidential Information of the Provider to any of its Representatives, but only to the extent such Representative (A) needs to know such Confidential Information for the Purpose, and (B)(1) has been informed of the existence of this Agreement and of the confidential nature of Provider’s Confidential Information, and (2) is a party to a written confidentiality or non-disclosure agreement with Recipient that covers the confidential information of third parties disclosed by Recipient (and Recipient agrees to take all steps necessary (e.g., by providing written summaries of orally disclosed information, if required) to ensure that Provider’s Confidential Information so disclosed receives the protection of such agreement between Recipient and the Representative); and

(iii) subject to section 3(b) below, the Recipient may disclose Confidential Information of the Provider to the extent required by applicable law or governmental regulation or by valid legal process.

(b) If the Recipient or any of its Representatives is required by law, governmental regulation, subpoena or other valid legal process to disclose any of the Provider’s Confidential Information to any Person, the Recipient will immediately provide the Provider with written notice of the applicable law, regulation or process so that the Provider may seek a protective order or other appropriate remedy. The Recipient and its Representatives will cooperate with the Provider in any attempt to obtain any such protective order or other remedy. If the Provider elects not to seek, or is unsuccessful in obtaining, a protective order in connection with any requirement that the Recipient disclose Confidential Information of the Provider, then the Recipient may disclose such Confidential Information to the extent legally required; provided, however, that the Recipient will use its best efforts to ensure that such Confidential Information is treated confidentially by each Person to whom it is disclosed.

4. Return of Confidential Information. Upon the Provider’s request, the Recipient and its Representatives will promptly deliver to the Provider any of the Provider’s Confidential Information (and all copies thereof) obtained or possessed by the Recipient or its Representatives. Notwithstanding the return of Provider’s Confidential Information to the Provider (or the destruction of the same by the Recipient, if requested by Provider), the Recipient and its Representatives will continue to be bound by their obligations under this Agreement.

5. No Obligation to Pursue Transaction. Neither Party will be under any obligation to negotiate or enter into an agreement with the other Party as a consequence of this Agreement. Each Party reserves the right, in its sole discretion, to terminate discussions with the other Party at any time.

6. No Waiver. No failure or delay by either Party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, and no single or partial exercise of any such right, power or privilege will preclude any other or future exercise thereof or the exercise of any other right, power or privilege under this Agreement. No provision of this Agreement can be waived or amended except by means of a written instrument that is validly executed on behalf of both of the Parties and that refers specifically to the particular provision or provisions being waived or amended.

7. Equitable Relief. Each Party acknowledges that money damages may not be a sufficient remedy for any breach of this Agreement by such Party or by any of such Party’s Representatives and that the other Party may suffer irreparable harm as a result of any such breach. Accordingly, each Party will also be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any breach or threatened breach of this Agreement by the other Party or any of the other Party’s Representatives. The remedies referred to above will not be deemed to be the exclusive remedies for a breach of this Agreement, but rather will be in addition to all other remedies available at law or in equity. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that either Party or its Representatives has breached this Agreement, such Party will be liable for, and will pay to the other Party the reasonable legal fees incurred by the other Party in connection with such litigation.

8. Successors and Assigns; Applicable Law; Jurisdiction and Venue. This Agreement will be binding upon and inure to the benefit of each Party and its Representatives and their respective heirs, successors and assigns. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to principles of conflicts of laws). Each Party: (a) irrevocably and unconditionally consents and submits to the jurisdiction of the state and federal courts located in Delaware for purposes of any action, suit or proceeding arising out of or relating to this Agreement; (b) agrees that service of any process, summons, notice or document by overnight courier to the address set forth opposite the name of such Party at the end of this Agreement shall be effective service of process for any such action, suit or proceeding brought against such Party; (c) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in any state or federal court in the State of Delaware; and (d) irrevocably and unconditionally waives the right to plead or claim that any action, suit or proceeding arising out of or relating to this Agreement that is brought in any state or federal court in the State of Delaware has been brought in an inconvenient forum.

9. Confidential Information. For purposes of this Agreement, the Provider’s “Confidential Information” will be deemed to include only the following:

(a) any information (including any technology, know-how, patent application, test result, research study, business plan, budget, forecast or projection) relating directly or indirectly to the business of the

Provider, any predecessor entity or any subsidiary or other affiliate of the Provider (whether prepared by the Provider or by any other Person and whether or not in written form) that is or that has been made available to the Recipient or its Representatives by or on behalf of the Provider or its Representatives;

(b) any memorandum, analysis, compilation, summary, interpretation, study, report or other document, record or material that is or has been prepared by or for the Recipient or its Representatives and that contains, reflects, interprets or is based directly or indirectly upon any information of the type referred to in clause “(a)” of this sentence;

(c) the existence and terms of this Agreement, and the fact that information has been made available to the Recipient or its Representatives; and

(d) the fact that discussions or negotiations are or may be taking place with respect to a possible transaction involving the Parties, and the proposed terms of any such transaction.

However, the Provider’s “Confidential Information” will not be deemed to include:

(i) any information that is or becomes generally available to the public other than as a direct or indirect result of the disclosure of any of such information by the Recipient or its Representatives; and

(ii) any information that (A) was in the Recipient’s possession prior to the time it was first made available to the Recipient by the Provider or any of its Representatives, or (B) becomes available to the Recipient on a non-confidential basis from a source other than the Provider or any of its Representatives, provided that the source of information outlined in this clause (ii) was not and is not known to the Recipient to be bound by any contractual or other obligation of confidentiality to the Provider or to any other Person with respect to any of such information.

10. Miscellaneous.

(a) For purposes of this Agreement a Party’s “Representatives” will be deemed to include each Person that is or becomes an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such Party or of any of such Party’s subsidiaries or other wholly-owned affiliates.

(b) The term “Person,” as used in this Agreement, will be broadly interpreted to include any individual and any corporation, partnership, entity, group, tribunal or governmental authority.

(c) Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining provisions hereof or the validity or enforceability of the offending term or provision in any other situation or jurisdiction.

(d) By making Confidential Information or other information available to the Recipient or its Representatives, the Provider is not, and shall not be deemed to be, granting (expressly or by implication) any license or other right under or with respect to any patent, trade secret, copyright, trademark or other proprietary or intellectual property right.

(e) This Agreement constitutes the entire agreement between the Parties regarding the subject matter and supersedes any prior agreement between the Parties regarding the subject matter hereof.

The parties have caused this Agreement to be executed, effective as of the date first above written.

BIGBAND NETWORKS, INC.		ARRIS GROUP, INC.

By: /s/ Rob Horton		By: /s/ Pete Wagener

Title: Senior Vice President & General Counsel		Title: S.V.P., Sales Operations

Address:	475 Broadway Street Redwood City, CA 94063	Address:	3871 Lakefield Drive Suwanee, GA 30024-1242

4